The Board of Directors
Cerprobe Corporation:


We consent to incorporation by reference in the registration statement filed on Form S-8 of Cerprobe Corporation of our report dated February 2, 1996, relating to the consolidated balance sheets of Cerprobe Corporation and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-KSB of Cerprobe Corporation and to the reference to our firm under the heading "Experts" in the prospectus.


                                             KPMG Peat Marwick LLP


Phoenix, Arizona
April 30, 1996